                                                                    Exhibit 99.1


                                 March 13, 1998

Mr. Jacques Sardas,
Chief Executive Officer
Dal-Tile International Inc.
7834 Hawn Freeway
P.O. Box 17130
Dallas, Texas  75217


     Re: Request for Registration of Registrable Securities pursuant to that certain Shareholders Agreement dated as of December 29, 1995, by and among Dal-Tile International, Inc. (the "Company"), AEA Investors, Inc. ("AEA") and Armstrong World Industries, Inc. ("AWI"), Armstrong Enterprises, Inc. ("AEI") and Armstrong Cork Finance Corporation ("ACF"), as amended by Letter Agreement dated as of July 15, 1996, by and among the Company, AEA, for itself and DTI Investors LLC, AWI, AEI
                                                         -----------------------
          and ACF (the "Shareholders Agreement")
          --------------------------------------

Dear Jack:

     Pursuant to Section 5.1(a) of the Shareholders Agreement, AWI, on behalf of the AWI Parties, hereby requests the registration under the Securities Act of 18,365,822 shares of Registrable Securities, representing all of the Registrable Securities held by the AWI Parties. (Capitalized terms used but not defined in this letter have the meanings ascribed to them in the Shareholders Agreement.) We anticipate that such securities will be offered at a range of $8.00 to $12.00 per share, although that range could obviously change depending on market conditions and other factors.

     We are currently contemplating an underwritten offering of the Company's Common Stock and an offering of DECS--Debt Exchangeable into Common Stock. Obviously, the registration process will require a cooperative effort. Therefore, we request that a working group meeting be scheduled as soon as possible to develop a time and responsibility schedule for these offerings. Please have your attorneys contact Vince Deluzio at Buchanan Ingersoll (412-562-
8947) to schedule this work-group meeting.

     Thank you in advance for your attention to this matter. Our present intention is to go to market with these offerings as soon as practicable and there is, obviously, much to be done between now and then. We appreciate your assistance in making these offerings successful.

Mr. Jacques Sardas                      -2-                       March 13, 1998


  Please do not hesitate to contact me if you have any questions regarding this request.


                              Sincerely,

                              ARMSTRONG WORLD INDUSTRIES, INC.

                              By:  /s/ Frank A. Riddick, III
                                 -----------------------------------
                                 Frank A. Riddick, III,
                                 Senior Vice President,
                                 Finance and Chief Financial Officer

cc: Federick H. Fogel, Esq.
    Christine J. Smith, Esq.
    Deborah K. Owen, Esq.
    Vincent C. Deluzio, Esq.